                                                                    EXHIBIT 99.2

August 31, 1998


RE:  PROXY MAILING -  PROPOSED SALE OF THE ROSEVILLE CALIFORNIA CABLE TELEVISION
                      SYSTEM BY IDS/JONES GROWTH PARTNERS 87-A, LTD.


Dear Beneficial Owner of IDS/Jones Growth Partners 87-A, Ltd:

Our records indicate that you are a beneficial owner of limited partnership interests in IDS/Jones Growth Partners 87-A, Ltd. (the "Partnership"). Enclosed for your information and review are proxy solicitation materials.

Your qualified plan trustee/custodian, which is the registered owner of your limited partnership interests, has authorized Jones Cable Corporation, the Managing General Partner, to mail these proxy materials directly to you and has authorized its clients, the beneficial owners, to execute the proxy cards on its behalf.

By this authorization, your signature will be legally sufficient and your vote of the limited partnership interests registered in the name of the trustee/custodian will be counted without the trustee/custodian's counter-signature.

PLEASE VOTE, DATE AND SIGN AS BENEFICIAL OWNER (INVESTOR), AND RETURN YOUR PROXY CARD TO US IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE, BUT NO LATER THAN SEPTEMBER 30, 1998.
-------------------

If the proposed sale is consummated, the Partnership will mail your share of the net sale proceeds to your Trustee for your benefit, and the Partnership will notify you that the distribution has occurred.

After the sale of the Roseville system and the distribution of the net sales proceeds, the Partnership will be liquidated and dissolved, most likely in 1998.

For tax planning purposes, please refer to Federal and State Income Tax
                                           ----------------------------
Consequences discussion pages 12-13 of the proxy statement.
------------

If you have any questions, please call the Jones Investor Services Department.

Sincerely,


Jones Cable Corporation
Managing General Partner


Enclosures